Exhibit 99.6

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Group President
Construction Products and Inland Barge Groups
April 26, 2012

Thank you Antonio and good morning everyone.

Our Construction Products Group continued to perform well during the 1st quarter, producing an operating profit of $10.8 million compared to $8.3 million during the same quarter a year ago. This 30% improvement was driven by our efforts during the past two years to reposition the mix of product lines within this segment.

I continue to see more opportunities to grow and reshape the segment in the coming year. From a head-wind perspective, we are seeing some slowdown in demand for highway products related to the lack of a multi-year federal highway bill.

I am confident that we’re positioned to perform well in the current market climate. Should Congress approve a multi-year federal highway bill, I believe we will be in a strong position to respond to increased demand

Moving to our Inland Barge Group:

For the 1st quarter, our barge business had sales of $169 million and reported operating profit of $30.0 million. $3.4 million of this operating profit was a one-time gain related to the sale of leased barges to third parties. The net result was $26.6 million in operating profit, as compared with $21.7 million in the same quarter of 2011.

Barge movement of petroleum products, chemicals and export coal continues to be strong. During the quarter, our sales team did a great job bringing in $187 million in new orders. These new orders reflect a very nice mix of dry and liquid barges. At quarter’s end, our barge backlog reached $512 million.

Overall, I continue to be pleased with the performance of both our Barge and Construction Products Groups.

At this time, I will turn the presentation over to James.